EXHIBIT 99.1

Yelp Reports Third Quarter 2021 Financial Results

Third quarter Net revenue grew 22% year over year to $269 million, resulting in a positive Net income of $18 million

Adjusted EBITDA increased by 34% year over year to a record $71 million

Full year Net revenue outlook narrowed to the high end of the range: $1.02 billion to $1.03 billion, and full year Adjusted EBITDA1 outlook raised to $233 million to $243 million

SAN FRANCISCO--(BUSINESS WIRE)-- Yelp Inc. (NYSE: YELP), the company that connects people with great local businesses, today posted its financial results for the third quarter ended September 30, 2021 in the Q3 2021 Shareholder Letter available on its Investor Relations website at www.yelp-ir.com.

“In the third quarter, our teams continued to make progress on our strategic initiatives through an elevated pace of product innovation,” said Jeremy Stoppelman, Yelp co-founder and CEO. “Net revenue matched our best quarterly performance ever, and for the fourth consecutive quarter we drove record revenue in our Services categories and Self-serve channel. These strong results are a testament to the consistent execution of our distributed teams who have remained focused on delivering more value to our advertisers, while connecting people with great local businesses through Yelp’s trusted content.”

“Even as we continued to increase our strategic investments in the third quarter, we delivered a 26% Adjusted EBITDA margin, reflecting our structurally more efficient business,” said David Schwarzbach, Yelp’s CFO. “While we expect the macro environment to continue to fluctuate in the short term, our investments aim to drive long-term sustainable growth at attractive margins.”

1 Yelp has not reconciled its Adjusted EBITDA outlook to GAAP Net income (loss) because it does not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other income, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” below.

Quarterly Conference Call
Yelp will host a live Q&A session today at 2:00 p.m. Pacific Time to discuss the third quarter financial results and outlook for the fourth quarter and full year of 2021. The webcast of the Q&A can be accessed on the Yelp Investor Relations website at www.yelp-ir.com. A replay of the webcast will be available at the same website.
About Yelp
Yelp Inc. (www.yelp.com) connects people with great local businesses. With unmatched local business information, photos, and review content, Yelp provides a one-stop local platform for consumers to discover, connect, and transact with local businesses of all sizes by making it easy to request a quote, join a waitlist, and make a reservation, appointment, or purchase. Yelp was founded in San Francisco in July 2004.
Yelp intends to make future announcements of material financial and other information through its Investor Relations website. Yelp will also, from time to time, disclose this information through press releases, filings with the Securities and Exchange Commission, conference calls, or webcasts, as required by applicable law.

Forward-Looking Statements
This press release contains forward-looking statements relating to, among other things, Yelp’s future performance, including Yelp’s short-term expectations for the macro environment and the ability of its strategic investments to drive long-term sustainable growth, that are based on its current expectations, forecasts, and assumptions that involve risks and uncertainties.
Yelp’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to:

•fluctuations in the number of COVID-19 cases, the pace at which vaccinations are administered in the United States, and the timeframe for the lifting of COVID-19-related public health restrictions;
•the pace of reopening and recovery by local economies and economic recovery in the United States generally;
•Yelp’s ability to maintain and expand its base of advertisers, particularly as many businesses continue to face operating restrictions in connection with the COVID-19 pandemic and other constraints;
•Yelp’s ability to continue to operate effectively with a primarily remote work force and attract and retain key talent;
•Yelp’s limited operating history in an evolving industry; and
•Yelp’s ability to generate and maintain sufficient high-quality content from its users.

Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q at www.yelp-ir.com or the SEC’s website at www.sec.gov.

Investor Relations Contact:
Kate Krieger
ir@yelp.com

Press Contact:
Amber Albrecht
press@yelp.com

YELP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$531,620	$595,875
Accounts receivable, net	105,843	88,400
Prepaid expenses and other current assets	29,643	28,450
Total current assets	667,106	712,725
Property, equipment and software, net	92,429	101,718
Operating lease right-of-use assets	140,758	168,209
Goodwill	106,500	109,261
Intangibles, net	11,384	13,521
Restricted cash	1,054	665
Other non-current assets	59,837	48,848
Total assets	$1,079,068	$1,154,947

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$106,408	$87,760
Operating lease liabilities — current	39,625	51,161
Deferred revenue	4,499	4,109
Total current liabilities	150,532	143,030
Operating lease liabilities — long-term	138,431	148,935
Other long-term liabilities	8,282	8,448
Total liabilities	297,245	300,413

Stockholders' equity:
Common stock	—	—
Additional paid-in capital	1,489,862	1,398,248
Treasury stock	(4,170)	(2,964)
Accumulated other comprehensive loss	(9,781)	(6,807)
Accumulated deficit	(694,088)	(533,943)
Total stockholders' equity	781,823	854,534
Total liabilities and stockholders' equity	$1,079,068	$1,154,947

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net revenue	$269,155	$220,807	$758,439	$639,738

Costs and expenses:
Cost of revenue (1)	21,185	13,193	54,052	41,865
Sales and marketing (1)	114,295	101,301	340,845	334,887
Product development (1)	69,402	53,022	206,089	174,104
General and administrative (1)	30,001	30,887	106,957	100,825
Depreciation and amortization	12,627	12,544	38,543	37,484
Restructuring	—	535	32	3,847
Total costs and expenses	247,510	211,482	746,518	693,012
Income (loss) from operations	21,645	9,325	11,921	(53,274)
Other income, net	331	399	1,578	3,277
Income (loss) before income taxes	21,976	9,724	13,499	(49,997)
Provision for (benefit from) income taxes	3,911	10,744	(2,982)	(9,484)
Net income (loss) attributable to common stockholders	$18,065	$(1,020)	$16,481	$(40,513)

Net income (loss) per share attributable to common stockholders
Basic	$0.24	$(0.01)	$0.22	$(0.56)
Diluted	$0.23	$(0.01)	$0.21	$(0.56)

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders
Basic	73,904	73,514	74,647	72,495
Diluted	77,422	73,514	79,007	72,495

(1) Includes stock-based compensation expense as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cost of revenue	$1,071	$849	$3,273	$2,835
Sales and marketing	7,794	7,196	24,632	22,194
Product development	20,380	15,551	61,807	50,133
General and administrative	7,197	6,659	26,834	17,428
Total stock-based compensation	$36,442	$30,255	$116,546	$92,590

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Operating Activities
Net income (loss)	$16,481	$(40,513)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	38,543	37,484
Provision for doubtful accounts	9,834	26,802
Stock-based compensation	116,546	92,590
Noncash lease cost	30,676	31,545
Deferred income taxes	(6,400)	(6,505)
Asset impairment	11,164	—
Other adjustments, net	103	1,316
Changes in operating assets and liabilities:
Accounts receivable	(27,279)	(4,783)
Prepaid expenses and other assets	(4,261)	1,552
Operating lease liabilities	(32,891)	(34,284)
Accounts payable, accrued liabilities and other liabilities	15,219	23,181
Net cash provided by operating activities	167,735	128,385

Investing Activities
Sales and maturities of marketable securities — available-for-sale	—	290,395
Purchases of marketable securities — held-to-maturity	—	(87,438)
Maturities of marketable securities — held-to-maturity	—	93,200
Purchases of property, equipment and software	(21,600)	(24,072)
Other investing activities	341	329
Net cash (used in) provided by investing activities	(21,259)	272,414

Financing Activities
Proceeds from issuance of common stock for employee stock-based plans	16,807	11,620
Taxes paid related to the net share settlement of equity awards	(49,180)	(12,557)
Repurchases of common stock	(177,832)	—
Other financing activities	—	(433)
Net cash used in financing activities	(210,205)	(1,370)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(137)	(132)

Change in cash, cash equivalents and restricted cash	(63,866)	399,297
Cash, cash equivalents and restricted cash — Beginning of period	596,540	192,318
Cash, cash equivalents and restricted cash — End of period	$532,674	$591,615

Non-GAAP Financial Measures
This press release and statements made during the above referenced webcast may include information relating to Adjusted EBITDA and Adjusted EBITDA margin, each of which the Securities and Exchange Commission has defined as a "non-GAAP financial measure."

We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as fees related to shareholder activism, restructuring costs and impairment charges. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue.

Adjusted EBITDA, which is not prepared under any comprehensive set of accounting rules or principles, has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of Yelp’s financial results as reported in accordance with generally accepted accounting principles in the United States (“GAAP”). In particular, Adjusted EBITDA should not be viewed as a substitute for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are:

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp's working capital needs;
•Adjusted EBITDA does not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp;
•Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
•Adjusted EBITDA does not take into account any income or costs that management determines are not indicative of ongoing operating performance, such as fees related to shareholder activism, restructuring costs and impairment charges; and
•other companies, including those in Yelp’s industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, net income (loss) and Yelp’s other GAAP results.

The following is a reconciliation of net income (loss) to Adjusted EBITDA, as well as the calculation of net income (loss) margin and Adjusted EBITDA margin, for each of the periods indicated (in thousands, except percentages; unaudited):

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2019
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$18,065	$4,212	$(1,020)	$10,061
Provision for (benefit from) income taxes	3,911	(4,751)	10,744	2,552
Other income, net	(331)	(542)	(399)	(3,063)
Depreciation and amortization	12,627	12,833	12,544	12,391
Stock-based compensation	36,442	40,859	30,255	29,236
Fees related to shareholder activism(1)	—	—	—	7,116
Restructuring	—	12	535	—
Asset impairment(1)	—	11,164	—	—
Adjusted EBITDA	$70,714	$63,787	$52,659	$58,293

Net revenue	$269,155	$257,188	$220,807	$262,474
Net income (loss) margin	7%	2%	—%	4%
Adjusted EBITDA margin	26%	25%	24%	22%
(1) Recorded within general and administrative expenses on our Condensed Consolidated Statements of Operations.